                                                                                                    Exhibit 99.1
News Release

Contact:

Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter dividend

NEW ALBANY, Ind. (February 9, 2009) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported the declaration of a quarterly cash dividend.  On February 4, 2009, the Company’s Board of Directors declared a $0.175 cash dividend per share on the common stock of the Company to be paid on March 4, 2009 to the stockholders of record of the Company at the close of business on February 16, 2009.

“In a time of difficulty in the banking industry we feel that the ability to maintain our first quarter dividend unchanged from the prior quarter provides evidence of the Company’s strong capital and liquidity positions.  We will continue to manage our risks prudently, looking for opportunities to strengthen the balance sheet against sustained economic headwinds.  Capital preservation, liquidity management, and credit risk mitigation will be the main priorities of the Company as we deal with the ongoing economic downturn,” said James D. Rickard, President and CEO.

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2007 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.